Exhibit 10.1 (k)

April 25, 2008

Miggie E. Cramblit

740 Mississippi River Boulevard

St. Paul, MN 55116

Dear Miggie,

NorthWestern Energy is pleased to offer you the regular full-time position of Vice President, General Counsel and Corporate Secretary in Sioux Falls, SD with an anticipated start date of May 5, 2008. Our offer is based on the following provisions:

1.	Your base salary will be $10,961 bi-weekly for an annual equivalent of $285,000.
2.	You will be paid on a bi-weekly basis via direct deposit.
3.

For your position, NorthWestern currently assigns a short term and long term target incentive level of forty percent (40%) of base salary. Plan provisions and target incentive levels may be subject to change. The short term and long term bonus for 2008, if any, will each be prorated by 8/12 (the number of months you work over the number of months in the bonus period.)

4.

You will be granted twenty years of service credit for purpose of Paid Time Off (PTO) purposes only. PTO includes vacation plus two floating holidays; in 2008 you will be entitled to 152 hours of PTO and up to 4 days for moving related issues as needed. In addition to the extent that you attend the Executive Retreat on April 28 and 29, you will be entitled to two additional days to be used in 2008.

5.	You will be covered by all other policies and benefit plans established by the Board for executive officers.
6.	You must establish a permanent residence in your assigned work location of Sioux Falls, South Dakota by November 5, 2008. You will be eligible for relocation assistance, as follows:
•	You must sign and return the attached Relocation Agreement form to Kari Stormo, HR Generalist in Sioux Falls, before any payment can be made.
•

You will be reimbursed for relocation costs as defined by our "Package C" (excluding the "Appraised Value Buyout Option") in our Relocation Policy (attached). The reimbursement includes a miscellaneous allowance provision, movement of household goods, home sale and closing costs. In lieu of the Appraised Value Buyout Option, Northwestern will purchase your Dayton, Ohio house from you at its original cost of $505,000 on August 5 in the event you have not sold the Dayton, Ohio house by that date, provided you have continuously marketed the house for sale from April 25, 2008 through August 4, 2008. If you sell the house prior to August 5, 2008 for a price less than $505,000 NorthWestern will pay you an amount equal to the difference between $505,000 and the actual sales price not to exceed $25,000. If you sell the house prior to August 5, 2008 for a price of $505,000 or more, NorthWestern will pay you 1% of the sales price as an incentive. These payments if any will be subject to the tax gross up policies described in the 2007 Employee Relocation Policy.

•

You will be reimbursed for reasonable travel and temporary living expenses from May 4, 2008 through August 4, 2008 through accounts payable. You must submit an expense report and receipts for reimbursement of actual expenses. You will use your best efforts to limit travel and temporary living expenses to no more than $2000 per month and a total of $6000 or less.

•	We expect your relocation to be completed by November 5, 2008. After this date, you may no longer be eligible for relocation assistance.
7.	In addition, you will be offered a one-time stock award of 1,500 shares which will vest 1/3 November 1, 2009, 1/3 November 1, 2010 and 1/3 November 1, 2011.
8.

It is important for you to know that we are an at-will employer. This means that you have the right to resign from your job at any time for any reason. It also means that NorthWestern reserves the right to terminate your employment at any time for any reason with or without notice.

This offer is contingent upon the following:

(a)

In order to promote an ethical business environment, we require all new employees to read and understand NorthWestern Energy's Code of Business Conduct and Ethics (Code of Conduct). To indicate that you have done so, you must sign and return the Acknowledgement page from the Code of Conduct. If you have any questions about the Code of Conduct, please contact Kari Stormo at 605-978-2823.

(b)	You must consent to and receive satisfactory results from:
•	A background check and
•	Drug testing in compliance with NorthWestern's policy and DOT regulations.

Should you decide to accept this offer please contact Teresa McGrath in our Safety Department to schedule your drug screen. She may be reached at 406-497-2446.

For benefit questions please contact Marilee Kracht at 606-978-2975.

Miggie, we look forward to you joining the NorthWestern team. This letter represents NorthWestern's offer to you. If your understanding of our offer differs in any way, please contact me immediately at 605-978-2903 or Kari Stormo at 605-978-2823. If you agree to this offer, please sign this letter and return it by April 30, 2008.

Sincerely,

/s/ MICHAEL J. HANSON

Michael J. Hanson

President and Chief Executive Officer

Agreed to and accepted by: /S/ MIGGIE E. CRAMBLIT

Miggie E. Cramblit
Dated: April 29, 2008